Exhibit 99.1

Community Bank Shares of Indiana, Inc. Names New Board Member

Phillip J. Keller joins growing network

New Albany, Ind., (February 3, 2015) — Community Bank Shares of Indiana, Inc. (NASDAQ: CBIN), the holding company for Your Community Bank and The Scott County State Bank, today has named Phillip J. Keller as a member of its Board of Directors.

Mr. Keller brings a combined 26 years to Community Bank Shares with expertise in finance and accounting in various healthcare and pharmaceutical organizations. Keller currently serves as the Senior Vice President of Finance and Chief Financial Officer of RehabCare, a leading provider of rehabilitation services, including physical, occupational and speech-language therapies, to over 2,000 hospitals and long-term care facilities in 47 states.  Keller also serves on the Board of Directors for WellSpring.

“Phillip brings invaluable financial expertise from a number of top positions in the healthcare industry,” said James Rickard, Community Bank Shares of Indiana President and Chief Executive Officer.  “Our organization will lean on his outstanding expertise and counsel to help build partnerships and further strengthen value for shareholders.”

Prior to joining RehabCare, Keller was the Senior Vice President, Finance at PharMerica Corporation (NYSE:PMC), an institutional pharmacy services company, which services healthcare facilities and provides management pharmacy services to hospitals. Before joining Pharmerica, Keller served as Senior Vice President and Chief Accounting Officer of BioScrip, Inc. (NASDAQ:BIOS) and Chief Financial Officer of DMI Furniture, Inc.

Keller has previously served as a member of the Board of Directors for First Financial Service Corporation of Elizabethtown, which was recently acquired by Community Bank Shares of Indiana, Inc.  Keller is a graduate of Loyola University of Chicago.

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. is a bank holding company headquartered in New Albany, Indiana. It includes two wholly owned, state-chartered subsidiary banks, Your Community Bank and The Scott County State Bank. The Company operates 41 financial centers in Indiana and Kentucky. The Banks are engaged primarily in the business of attracting deposits from the general public and using such funds for the origination of commercial business and real estate loans and secured consumer loans such as home equity lines of credit, automobile loans, and recreational vehicle loans. Additionally, the Banks originate and sell into the secondary market mortgage loans for the purchase of single-family homes. For more information visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Forward Looking Statements

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2013 Form 10-K and subsequent 10-Q’s filed with the Securities and Exchange Commission.

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CONTACT:

Michael Hatfield
Marketing Director

Community Bank Shares of Indiana, Inc.

mhatfield@yourcommunitybank.com

812-981-7337